Exhibit 99.1

BEACON TO RELEASE FOURTH QUARTER AND FULL YEAR 2024
EARNINGS ON FEBRUARY 27, 2025

HERNDON, Va. — (BUSINESS WIRE) — February 6, 2025 — Beacon (Nasdaq: BECN) (the “Company”) announced today that, consistent with last year, its earnings results for the quarter and full year ended December 31, 2024 will be released before the market opens on Thursday, February 27, 2025. The Company will host a conference call and webcast to discuss its financial results at 8:30 a.m. Eastern Time that same day. Analysts, investors and interested parties are invited to register and listen to the earnings call and view accompanying slides on the Company’s website at the below link. Details for the earnings release event are as follows:

What:	Beacon Fourth Quarter and Full Year 2024 Earnings Call
When:	Thursday, February 27, 2025
Time:	8:30 a.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations

Upon registration, participants will receive a confirmation email containing details on how to access the event. To ensure timely access, participants should register for the event at least 10 minutes before the 8:30 a.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call has concluded.

As previously disclosed, Beacon will host an Investor Day in New York City on Thursday, March 13, 2025. Beacon’s President and CEO Julian Francis, CFO Prithvi Gandhi and other members of the senior leadership team will provide an in-depth review of Beacon’s strategy, growth drivers and financial objectives. The event will include formal presentations, along with multiple Q&A sessions with senior leadership. Due to space limitations, the number of in-person participants is limited, and registration is required.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly-traded specialty distributor of building products, including roofing materials and complementary products, such as waterproofing. The Company operates over 580 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of approximately 110,000 customers, utilizing its vast branch network and service capabilities to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+®, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048